Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation

New York, New York

We hereby consent to the use in the Registration Statement dated October 26, 2012, of our report dated August 22, 2012, except for Note 17 which is as of October 26, 2012 relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in the Registration Statement.

We also consent to the use of our report dated August 22, 2012, relating to the information contained under Senior Securities on Page 79 of this Registration Statement, which is contained as Exhibit (n) (2) to the Registration Statement.

/s/ BDO USA, LLP
BDO USA, LLP
New York, New York

October 26, 2012